Exhibit 99.1

Catalyst Pharmaceuticals Announces First Patient Enrolled in Second Phase 3

Trial of Firdapse in Lambert-Eaton myasthenic syndrome (LEMS)

•	Top-line Results and NDA Re-Submission Expected 2017

CORAL GABLES, Fla., December 15, 2016 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (Catalyst) (Nasdaq:CPRX), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today announced that the first patient has been enrolled into its second Phase 3 clinical trial (designated as LMS-003) to evaluate the efficacy and safety of Firdapse® (amifampridine phosphate) in patients with Lambert-Eaton myasthenic syndrome (LEMS).

In October 2016, Catalyst announced that it had reached an agreement with the U.S. Food and Drug Administration (FDA) under a Special Protocol Assessment (SPA) for the protocol design, clinical endpoints, and statistical analysis approach in this additional Phase 3 trial. Catalyst has previously announced positive results from its first Phase 3 clinical trial evaluating Firdapse for the treatment of LEMS.

“The initiation of our second Phase 3 study of Firdapse in LEMS patients is a significant step forward on our path towards gaining approval for Firdapse,” said Patrick J. McEnany, Catalyst’s Chief Executive Officer. “We believe we have a clearly defined development and regulatory pathway for Firdapse in the treatment of LEMS and remain focused on our goal of improving access to treatments for patients with this significant unmet need.”

“Based on the positive results seen in our previous Phase 3 study, we look forward to continuing to investigate Firdapse for the treatment of LEMS,” said Gary Ingenito, M.D., Ph.D., Chief Medical Officer of Catalyst. “We are grateful to the patients and families, as well as their physicians, who have participated in our expanded access program and are participating in this second Phase 3 study.”

About LMS-003 Clinical Trial

Catalyst will conduct its second Phase 3 trial (designated as LMS-003) at clinical trial sites in Miami, FL and Los Angeles, CA. This double-blind, placebo controlled withdrawal trial will include approximately 28 subjects, and will have the same co-primary endpoints as Catalyst’s first Phase 3 trial evaluating Firdapse for the treatment of LEMS. Further, the FDA has agreed to allow Catalyst to enroll patients from its expanded access program as study subjects in this second trial. Clinical results and an NDA re-submission are expected in the second half of 2017.

Additional information about LMS-003 can be found on www.clinicaltrials.gov (NCT02970162).

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton myasthenic syndrome (LEMS), congenital myasthenic syndromes (CMS), infantile spasms, and Tourette’s Disorder. Firdapse for the treatment of LEMS has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) and orphan drug designation for LEMS, CMS and myasthenia gravis. Firdapse is the first and only approved drug in Europe for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP-115 to treat infantile spasms, epilepsy and other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette’s Disorder. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission. In addition, Catalyst is developing a generic version of Sabril® (vigabatrin).

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the receipt of breakthrough therapy designation for Firdapse will expedite the development and review of Firdapse by the FDA or the likelihood that the product will be found to be safe and effective, the timing on Catalyst’s second trial evaluating Firdapse for the treatment of LEMS and whether the trial will be successful, whether Catalyst’s assumptions in its updated business plan will be accurate and the impact of unanticipated events or delays in projected activities on Catalyst’s cash requirements and on Catalyst’s ability to get to an accepted NDA submission for Firdapse without the need for additional funding, what clinical trials and studies will be required before Catalyst can resubmit an NDA for Firdapse for the treatment of CMS and whether any such required clinical trials and studies will be successful, whether the investigator-sponsored study evaluating Firdapse for the treatment of MuSK-MG will be successful, whether any NDA for Firdapse resubmitted to the FDA will ever be accepted for filing, the timing of any such NDA filing or acceptance, whether, if an NDA for Firdapse is accepted for filing, such NDA will be given a priority review by the FDA, whether Firdapse will ever be approved for commercialization, whether Catalyst will be the first company to receive approval for amifampridine (3,4-DAP), giving it 7-year marketing exclusivity for its product, whether CPP-115 will be determined to be safe for humans, what additional testing will be required before CPP-115 is “Phase 2 ready”, whether CPP-115 will be determined to be effective for the treatment of infantile spasms, post-traumatic stress disorder, Tourette’s Disorder or any other indications, whether Catalyst can successfully design and complete a bioequivalence study of its version of vigabatrin compared to Sabril that is acceptable to the FDA, whether any such bioequivalence study the design of which is acceptable to the FDA will be successful, whether any ANDA that Catalyst submits for a generic version of Sabril will be accepted for filing, whether any ANDA for Sabril accepted for filing by the FDA will be approved (and the timing of any such approval), whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in

Catalyst’s Annual Report on Form 10-K for the fiscal year 2015 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact

Brian Korb

The Trout Group LLC

(646) 378-2923

bkorb@troutgroup.com

Media Contacts

David Schull

Matt Middleman, M.D.

Russo Partners

(212) 845-4271

(212) 845-4272

david.schull@russopartnersllc.com

matt.middleman@russopartnersllc.com

Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com

###

3